Exhibit 99.1

News Release

Contact:
Investors	Media
Steve Shriner	Barry Koling
(404) 827-6714	(404) 230-5268

For Immediate Release

May 7, 2009

SunTrust Responds to U.S. Government’s Stress Test Report

Company Says Results Confirm SunTrust “Well-Capitalized”

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) announced today that it has been advised by the Federal Reserve that, under the Supervisory Capital Assessment Program (SCAP) previously announced by the United States Treasury, SunTrust has Tier 1 capital well in excess of the amount required to be well-capitalized through the forecast period under both the baseline scenario and the more adverse-than-expected scenario prepared by the Treasury (“More Adverse”).

While SunTrust is – and is projected to remain – well-capitalized, SunTrust said it has also been advised that based on the “More Adverse” future scenario it would need to adjust the composition of its Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.2 billion. The additional common equity is necessary to maintain Tier 1 common capital at 4% of risk-weighted assets under the “More Adverse” scenario, as specified by a new regulatory standard that was introduced as part of the stress test process. SunTrust’s Tier 1 common capital ratio was 5.8% at year-end, well in excess of the newly enacted 4% regulatory requirement.

James M. Wells III, Chairman and Chief Executive Officer of SunTrust, noted that, “We are not surprised that the stress test has confirmed that SunTrust is a well-capitalized institution and that we do not need to add to our total Tier 1 capital resources. This underscores our capacity to continue to execute our current strategies, including making sound loans to qualified borrowers, growing deposits, managing costs, and focusing on risk-mitigation in the current environment. Looking beyond the current recession, we are well positioned for the opportunities that will come with a resumption of economic growth.”

As part of the process outlined by the Treasury, SunTrust will submit a formal capital plan. Alternatives include both internally and externally generated capital to increase the Tier 1 common capital level. The Company said it is confident that it can comply with the newly enacted regulatory requirement using internal and non-Governmental sources of capital. In addition, the Company said it intends to reduce government preferred equity, subject to regulatory approval.

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“We believe we already have the capital resources we need to withstand expected, and even more severe, economic pressures. That said, we also have access to ample sources of additional capital to support our efforts to serve our clients and support our communities,” Mr. Wells added. “We will evaluate multiple alternatives in working with our regulators to determine how best to realign our capital and comply with this new regulatory requirement.”

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2009, SunTrust had total assets of $179.1 billion and total deposits of $119.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com.

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Important Cautionary Statement About Forward-Looking Statements

This news release may contain forward-looking statements. Statements regarding the availability of capital in the future and our ability to comply with the Federal Reserve’s new Tier 1 Common Equity requirement are forward-looking statements. Also, any statement that does not describe historical or current facts, including statements about beliefs and expectations, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Such statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity; our stock price can be volatile and current levels of market volatility are unprecedented, and these could impede our ability to increase our Tier 1 Common Equity; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; regulation by federal and state agencies could adversely affect our business, revenue, and profit margins; recently declining values of residential real estate, increases in unemployment, and the related effects on local economics may increase our credit losses, which would negatively affect our financial results; deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us; and any reduction in our credit rating could increase the cost of our funding from the capital markets. Additional factors can be found at Item 1A of our annual report on Form 10-K, at Part II Item 1A of our quarterly reports on Form 10-Q, and in our current reports on Form 8-K, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

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